As filed with the Securities and Exchange Commission on October 21, 2011
Registration No. 033-71700
Registration No. 333-77617
Registration No. 333-76296

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 033-71700
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-77617
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-76296

UNDER THE SECURITIES ACT OF 1933
_________________________

PIZZA INN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	45-3189287 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)	75056 (Zip Code)

1992 Stock Award Plan
1993 Stock Award Plan
1993 Outside Directors Stock Award Plan
(Full title of the plan)

CHARLES R. MORRISON President & Chief Executive Officer Pizza Inn Holdings, Inc. 3551 Plano Parkway The Colony, Texas 75056 (469) 384-5000	Copy to: STEVEN D. DAVIDSON McGuire, Craddock & Strother, P.C. 2501 N. Harwood, Suite 1800 Dallas, Texas 75201 (214) 954-6800
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE:
ADOPTION OF REGISTRATION STATEMENTS BY SUCCESSOR REGISTRANT

This post-effective amendment to the above-referenced registration statements is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the completion by the registrant of the Restructuring (as defined below).

On August 26, 2011, Pizza Inn, Inc., a Missouri corporation (“Pizza Inn”), formed each of Pizza Inn Holdings, Inc., a Missouri corporation (“Holdings”), and Pizza Inn Merger Sub, Inc., a Missouri corporation (“Merger Sub”).  Subsequently, Holdings was organized as a wholly-owned subsidiary of Pizza Inn and Merger Sub was organized as a wholly-owned subsidiary of Holdings for the purpose of facilitating the creation of a holding company organizational structure (the “Restructuring”) pursuant to Section 351.448 of the Missouri General and Business Corporation Law (“MGBCL”).  As a result of the Restructuring, Holdings has become the parent holding company of Pizza Inn.

The Restructuring became effective as of 11:59 p.m. on September 25, 2011 (the “Effective Time”) pursuant to Articles of Merger filed with the Missouri Secretary of State effecting the provisions of an Agreement and Plan of Merger among Pizza Inn, Holdings and Merger Sub (the “Merger Agreement”).  Pursuant to the Merger Agreement, (a) Merger Sub was merged with and into Pizza Inn, with Pizza Inn continuing as the surviving corporation, (b) each share of Pizza Inn common stock outstanding immediately prior to the merger was automatically converted into a share of Holdings common stock having the same designations, rights, powers, preferences, qualifications, limitations and restrictions, (c) each share of Merger Sub common stock outstanding immediately prior to the merger was converted into a share of Pizza Inn common stock, and (d) all shares of Holdings common stock outstanding immediately prior to the merger were cancelled.  As a result, Merger Sub ceased to exist as a separate entity and Pizza Inn became a direct subsidiary of Holdings as of the Effective Time.

Pursuant to Section 351.448 of the MGBCL, shareholder approval of the Merger Agreement and the Restructuring was not required.  The shareholders of Pizza Inn did not recognize gain or loss for U.S. federal income tax purposes as a result of the Restructuring.

The directors and executive officers of Holdings immediately after the Effective Time were the same as the directors and executive officers, respectively, of Pizza Inn immediately prior to the Effective Time.  Also, in accordance with Section 351.448 of the MGBCL, the Articles of Incorporation and Bylaws of Holdings immediately after the Effective Time were substantially identical to the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, respectively, of Pizza Inn as in effect immediately prior to the Effective Time.

The conversion of shares of Pizza Inn common stock into shares of Holdings common stock pursuant to the Merger Agreement did not require an exchange of certificates.  Consequently, shares of Holdings common stock continue to be represented by the same stock certificates that represented shares of Pizza Inn common stock immediately prior to the Effective Time, until such stock certificates are surrendered for transfer or exchange in the normal course.  Shares of Holdings common stock have been substituted for shares of Pizza Inn common stock listed on the Nasdaq Capital Market and continue to trade under the symbol “PZZI” but have a new CUSIP number (725846109).

In addition, at the Effective Time and pursuant to the Merger Agreement, (i) Holdings assumed sponsorship of all equity compensation plans of Pizza Inn, and (ii) each outstanding option to acquire shares of Pizza Inn common stock was converted into an option to purchase an equal number of shares of Holdings common stock at the same price and otherwise on the same terms and conditions as applicable to such option immediately prior to the Effective Time. The conversion of such options did not require any action on the part of the holders.

This post-effective amendment pertains to the adoption by Holdings of the following registration statements (collectively, the “Registration Statements”):

•
Registration Statement on Form S-8 (Registration No. 033-717000), as amended by Post-Effective Amendment No. One on Form S-8 and Post-Effective Amendment No. Two on Form S-8, pertaining to the 1992 Stock Award Plan, the 1993 Stock Award Plan and the 1993 Outside Director Stock Award Plan;

•	Registration Statement on Form S-8 (Registration No. 333-77617) pertaining to the 1993 Stock Award Plan; and
•	Registration Statement on Form S-8 (Registration No. 333-76296) pertaining to the 1993 Stock Award Plan.

In accordance with Rule 414 under the Securities Act, Holdings, as the successor registrant to Pizza Inn, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statements.

EXPLANATORY NOTE:
REMOVAL OF SECURITIES FROM REGISTRATION

The offerings of securities covered by the Registration Statements have terminated.  In accordance with the undertakings in the Registration Statements, Holdings, as the successor registrant, hereby removes from registration all securities previously registered under the Registration Statements which remain unsold.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be filed with this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Holdings or Pizza Inn are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended June 26, 2011, filed with the SEC on September 14, 2011;

(b)	Current Reports on Form 8-K filed with the SEC on September 1, 14, 19, 23 and 30, 2011; and

(c)
Description of the common stock contained in Pizza Inn’s Registration Statement on Form S-1 (File No. 33-387291), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

None.

Item 6.     Indemnification of Directors and Officers.

Section 351.355(1) of MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 351.355(2) of MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of MGBCL, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding.

Section 351.355(5) of MGBCL provides that expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

Section 351.355(7) of the MGBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2) of Section 351.355 of the MGBCL, provided such additional indemnification is either (i) authorized, directed or provided for in the corporation’s articles of incorporation or an amendment thereof, or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article XI of the Articles of Incorporation of Holdings and Article XI of the Bylaws of Holdings require that Holdings indemnify the persons specified in subsection (1) or (2) of Section 351.355 of MGBCL to the full extent permitted thereby.  Article XI of the Articles of Incorporation of Holdings also permits the registrant to enter into agreements with any of its directors or officers, or any person serving at the request of Holdings as a director or officer of another corporation, providing such indemnification as deemed appropriate to the extent permitted by law.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The following exhibits are filed as part of the Registration Statements:

4.1	Articles of Incorporation of Pizza Inn Holdings, Inc. [incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the SEC on September 23, 2011].

4.2	Bylaws of Pizza Inn Holdings, Inc. [incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed with the SEC on September 23, 2011].

23.1	Consent of Montgomery Coscia Greilich LLP [incorporated by reference to Exhibit 23.1 to Annual Report on Form 10-K for the fiscal year ended June 26, 2011, filed with the SEC on September 14, 2011].

24.1	Power of Attorney [contained on the signature page hereto].

Item 9.     Undertakings.

(a)           The undersigned registrant hereby undertakes:

 (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Colony, State of Texas, on October 21, 2011.

PIZZA INN HOLDINGS, INC.

By:	/s/ Charles R. Morrison
Charles R. Morrison, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Charles R. Morrison, Nancy A. Ellefson and Madison A. Jobe, and each of them individually, as his true and lawful agents and attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments to this Registration Statement, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said agents and attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 21, 2011	/s/ CHARLES R. MORRISON
Charles R. Morrison, President and Chief Executive Officer
(Principal Executive Officer)

Date: October 21, 2011	/s/ NANCY A. ELLEFSON
Nancy A. Ellefson, Vice President of Finance and Chief Accounting Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: October 21, 2011	/s/ MARK E. SCHWARZ
Mark E. Schwarz, Chairman and Director

Date: October 21, 2011	/s/ CLINTON J. COLEMAN
Clinton J. Coleman, Director

Date: October 21, 2011	/s/ WILLIAM C. HAMMETT, JR.
William C. Hammett, Jr., Director

Date: October 21, 2011	/s/ STEVEN M. JOHNSON
Steven M. Johnson, Director

Date: October 21, 2011	/s/ ROBERT B. PAGE
Robert B. Page, Director

Date: October 21, 2011	/s/ RAMON D. PHILLIPS
Ramon D. Phillips, Director

Date: October 21, 2011	/s/ JAMES K. ZIELKE
James K. Zielke, Director

EXHIBITS INDEX

Exhibit No.                      Description of Exhibit

4.1	Articles of Incorporation of Holdings [incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the SEC on September 23, 2011].

4.2	Bylaws of Holdings [incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed with the SEC on September 23, 2011].

23.1	Consent of Montgomery Coscia Greilich LLP [incorporated by reference to Exhibit 23.1 to Annual Report on Form 10-K for the fiscal year ended June 26, 2011, filed with the SEC on September 14, 2011].

24.1	Power of Attorney [contained on the signature page hereto].